Exhibit 10.4

ADDENDUM TO

MANAGEMENT AGREEMENT

This ADDENDUM TO MANAGEMENT AGREEMENT (the “Addendum”) is dated as of March 23, 2016 and entered into between TEEKAY TANKERS LTD., a corporation formed under the laws of the Republic of The Marshall Islands (the “Company”) and TEEKAY TANKERS MANAGEMENT SERVICES LTD., a company formed under the laws of the Republic of The Marshall Islands (the “Manager’’).

WHEREAS:

A. The Company and the Manager are parties to that certain Management Agreement dated as of December 18, 2007, as amended by the First Amendment to Management Agreement dated as of May 7, 2009, the Second Amendment to Management Agreement dated as of September 21, 2010 and the Third Amendment to Management Agreement dated as of January 1, 2011 (collectively, the “Agreement”), pursuant to which the Company has engaged the Manager to provide, directly or indirectly, certain commercial, technical, administrative and strategic services with respect to the Company’s vessels and its business.

B. The Company and the Manager desire to add an addendum to the Agreement as hereinafter set forth.

C. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Addendum to Agreement

The Company and the Manager hereby add the following Addendum to the Agreement, with effect as and from the date first written above:

Notwithstanding anything to the contrary contained in the Agreement or any other agreement existing between the Parties, the Manager shall have the right to sub-contract the commercial management of any of the Vessels to Teekay Chartering Limited or Taurus Tankers Limited on straight commercial management terms or as part of any revenue sharing management arrangement. For such sub-contracted commercial management the Company shall only ever be charged the management fee chargeable pursuant to the provisions of the management agreement ultimately referable to the applicable straight commercial management terms or revenue sharing management arrangement as the case may be.

2.	Effect on Agreement

Except as specifically modified by this Addendum, the terms and provisions of the Agreement remain unchanged and in full force and effect. All references in the Agreement or otherwise to the Agreement shall hereinafter refer to the Agreement as modified by this Addendum.

In the event there is a conflict between the terms and conditions of the Agreement and this Addendum, this Addendum will control.

3.	Miscellaneous

(a) This Addendum is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, English law, which is deemed to be the proper law of the Addendum.

(b) The descriptive headings contained in this Addendum are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Addendum.

(c) This Addedum may be executed in counterparts, all of which together shall constitute one agreement binding on the parties hereto.

IN WITNESS WHEREOF, this Addendum to Management Agreement has been duly executed by the parties hereto as of the date first written above.

TEEKAY TANKERS LTD.

By:	/s/ Lakilah Spencer
Name:	Lakilah Spencer
Title:	Assistant Secretary

TEEKAY TANKERS MANAGEMENT SERVICES LTD.

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Vice President